Exhibit 99

From:    Brian Manthey (news media)
414-221-4444
brian.manthey@we-energies.com

Beth Straka (investment community)
414-221-4639
beth.straka@wecenergygroup.com

May 2, 2017

WEC Energy Group posts first-quarter results

MILWAUKEE - WEC Energy Group Inc. (NYSE: WEC) recorded net income of $356.6 million, or $1.12 per share, for the first quarter of 2017 - up from $346.2 million, or $1.09 per share, for the first quarter of 2016.

Consolidated revenue for the first quarter of 2017 totaled $2.3 billion, compared to $2.2 billion for the first quarter of 2016.

“Our continued focus on financial discipline and operating efficiencies contributed to a solid first quarter," said Allen Leverett, chief executive officer.

At the end of March, WEC Energy Group's utilities were serving approximately 8,000 more electric and 23,000 more natural gas customers than they did the same time a year ago.

Retail deliveries of electricity for the Wisconsin and Michigan utilities - excluding the iron ore mines in Michigan’s Upper Peninsula - decreased 1.1 percent from last year's first quarter. Residential use of electricity was down 2.1 percent. Consumption of electricity by small commercial and industrial customers was flat quarter over quarter.

Electricity use by large commercial and industrial customers - excluding the iron ore mines - decreased 1.2 percent.

On a weather-normal basis, retail deliveries of electricity - excluding the iron ore mines - increased 0.6 percent, quarter over quarter.

Earnings per share listed in this news release are on a fully diluted basis.

Exhibit 99

Conference call

A conference call is scheduled for 1 p.m. Central time on Tuesday, May 2. The call will review 2017 first-quarter earnings and will discuss the company's outlook for the future.

All interested parties, including stockholders, news media and general public, are invited to listen. Access the call at 844-840-1623 up to 15 minutes before it begins. The number for international callers is 631-625-3204. The conference ID is 99414469.

Conference call access also is available at wecenergygroup.com. Select ‘First Quarter Earnings Release and Conference Call’ and then select ‘Webcast.’ In conjunction with this earnings announcement, WEC Energy Group will post on its website a package of detailed financial information on its first-quarter performance. The materials will be available at 6:30 a.m. Central time on Tuesday, May 2.

Replay

A replay will be available on the website and by phone after the call. Access to the webcast replay will be available on the website about two hours after the call. Access to a phone replay also will be available approximately two hours after the call and remain accessible through May 15, 2017. Domestic callers should dial 855-859-2056. International callers should dial 404-537-3406. The replay conference ID is 99414469.

WEC Energy Group (NYSE: WEC), based in Milwaukee, is one of the nation’s premier energy companies, serving 4.4 million customers in Wisconsin, Illinois, Michigan and Minnesota.

The company’s principal utilities are We Energies, Wisconsin Public Service, Peoples Gas, North Shore Gas, Michigan Gas Utilities, Minnesota Energy Resources and Upper Michigan Energy Resources. The company's other major subsidiary, We Power, designs, builds and owns electric generating plants.

WEC Energy Group (wecenergygroup.com), a component of the S&P 500, has approximately $30 billion of assets, 8,000 employees and 55,000 stockholders of record.

Tables follow

Exhibit 99

WEC ENERGY GROUP, INC.

CONDENSED CONSOLIDATED INCOME STATEMENTS (Unaudited)	Three Months Ended
	March 31
(in millions, except per share amounts)	2017	2016
Operating revenues	$2,304.5	$2,194.8

Operating expenses
Cost of sales	941.1	838.9
Other operation and maintenance	501.9	531.5
Depreciation and amortization	194.6	187.9
Property and revenue taxes	49.6	47.2
Total operating expenses	1,687.2	1,605.5

Operating income	617.3	589.3

Equity in earnings of transmission affiliate	41.9	38.5
Other income, net	15.7	32.7
Interest expense	104.7	100.9
Other expense	(47.1)	(29.7)

Income before income taxes	570.2	559.6
Income tax expense	213.3	213.1
Net income	356.9	346.5

Preferred stock dividends of subsidiary	0.3	0.3
Net income attributed to common shareholders	$356.6	$346.2

Earnings per share
Basic	$1.13	$1.10
Diluted	$1.12	$1.09

Weighted average common shares outstanding
Basic	315.6	315.7
Diluted	317.2	317.1

Dividends per share of common stock	$0.5200	$0.4950

Exhibit 99

WEC ENERGY GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited) (in millions, except share and per share amounts)	March 31, 2017	December 31, 2016
Assets
Current assets
Cash and cash equivalents	$45.7	$37.5
Accounts receivable and unbilled revenues, net of reserves of $123.1 and $108.0, respectively	1,191.4	1,241.7
Materials, supplies, and inventories	417.1	587.6
Prepayments	161.8	204.4
Other	39.3	97.5
Current assets	1,855.3	2,168.7

Long-term assets
Property, plant, and equipment, net of accumulated depreciation of $8,312.8 and $8,214.6, respectively	19,990.2	19,915.5
Regulatory assets	3,084.1	3,087.9
Equity investment in transmission affiliate	1,513.3	1,443.9
Goodwill	3,046.2	3,046.2
Other	527.5	461.0
Long-term assets	28,161.3	27,954.5
Total assets	$30,016.6	$30,123.2

Liabilities and Equity

Current liabilities
Short-term debt	$670.4	$860.2
Current portion of long-term debt	158.0	157.2
Accounts payable	582.3	861.5
Accrued payroll and benefits	107.5	163.8
Accrued interest	115.1	67.0
Other	421.3	321.9
Current liabilities	2,054.6	2,431.6

Long-term liabilities
Long-term debt	9,143.6	9,158.2
Deferred income taxes	5,287.4	5,146.6
Deferred revenue, net	561.0	566.2
Regulatory liabilities	1,563.4	1,563.8
Environmental remediation liabilities	630.7	633.6
Pension and OPEB obligations	458.9	498.6
Other	1,161.0	1,164.4
Long-term liabilities	18,806.0	18,731.4

Commitments and contingencies

Common shareholders' equity
Common stock – $.01 par value; 325,000,000 shares authorized; 315,579,222 and 315,614,941 shares outstanding, respectively	3.2	3.2
Additional paid in capital	4,297.7	4,309.8
Retained earnings	4,822.0	4,613.9
Accumulated other comprehensive income	2.7	2.9
Common shareholders' equity	9,125.6	8,929.8

Preferred stock of subsidiary	30.4	30.4
Total liabilities and equity	$30,016.6	$30,123.2

Exhibit 99

WEC ENERGY GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)	Three Months Ended
	March 31
(in millions)	2017	2016
Operating Activities
Net income	$356.9	$346.5
Reconciliation to cash provided by operating activities
Depreciation and amortization	194.6	191.9
Deferred income taxes and investment tax credits, net	150.2	214.6
Contributions and payments related to pension and OPEB plans	(106.0)	(15.1)
Equity income in transmission affiliate, net of distributions	(6.7)	(23.4)
Change in –
Accounts receivable and unbilled revenues	55.0	(48.6)
Materials, supplies, and inventories	170.5	217.2
Other current assets	41.2	(63.7)
Accounts payable	(212.7)	(123.7)
Other current liabilities	90.8	56.7
Other, net	(19.2)	(56.5)
Net cash provided by operating activities	714.6	695.9

Investing Activities
Capital expenditures	(329.7)	(312.0)
Capital contributions to transmission affiliate	(27.6)	(9.0)
Proceeds from the sale of assets and businesses	13.1	106.5
Withdrawal of restricted cash from Rabbi trust for qualifying payments	16.1	21.0
Other, net	2.5	5.1
Net cash used in investing activities	(325.6)	(188.4)

Financing Activities
Exercise of stock options	5.9	21.4
Purchase of common stock	(20.2)	(59.6)
Dividends paid on common stock	(164.1)	(156.2)
Retirement of long-term debt	(12.0)	(139.4)
Change in short-term debt	(189.8)	(198.6)
Other, net	(0.6)	9.8
Net cash used in financing activities	(380.8)	(522.6)

Net change in cash and cash equivalents	8.2	(15.1)
Cash and cash equivalents at beginning of period	37.5	49.8
Cash and cash equivalents at end of period	$45.7	$34.7